EXHIBIT 23.2



                              Rotenberg & Co. LLP

                  Ccertified Public Accountants and Consultants
                         -----------------------------


1870 Winton Road South                                    Phone (585) 295-2400
Rochester, New York 14618                                 Fax   (585) 295-2150



                         INDEPENDENT AUDITORS' CONSENT



To the Board of Directors and Stockholders of Oretech, Inc. (formerly The Tanitivy Group, Inc.)
Phenix City, Alabama


We consent to the incorporation by reference in this Registration Statement on Form S-8, of our report dated October 12, 2003, on our audit of the financial statements of Oretech, Inc. (formerly The Tantivy Group, Inc.) and Subsidiaries as of June 30, 2003 and 2002 which report is included in the annual report on Form 10-KSB, for the year ended June 30, 2003.


/s/ Rotenberg & Co., LLP

Rochester, New York
November 7, 2003